EMPLOYMENT AGREEMENT

           EMPLOYMENT AGREEMENT, dated as of July 20, 1998 by and between International Telecommunication Data Systems, Inc., a Delaware corporation (the "Company"), and Kevin M. Piltz (the "Executive").


                              W I T N E S S E T H:

           WHEREAS, the Company and the Executive have previously entered into an employment agreement dated July 21, 1997; and

           WHEREAS, the Executive's position has been changed officially as of July 20, 1998 to be Chief Information Officer; and

           WHEREAS, the Executive has been serving in such capacity for a period of time prior to July 20, 1998; and

           WHEREAS, the Company and the Executive desire to revise the prior employment agreement to reflect such change and make other changes, all in accordance with the terms and conditions set forth below;

           NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

           1. Employment. The Company hereby employs the Executive as its Senior Vice President and Chief Information Officer, and the Executive hereby agrees to function as such for the Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

           2. Term of Employment.

           (a) Unless (i) earlier terminated as provided in Section 7 hereof or
(ii) renewed as provided in Section 2(b) hereof, the term of the Executive's employment under this Agreement shall be for a period beginning on July 20, 1998 and ending on August 14, 2000 (the "Initial Term").

           (b) The term of the Executive's employment under this Agreement shall be automatically renewed for additional one-year terms (each, a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless the Company or the Executive delivers to the other, at least 120 days prior to the expiration of the Initial Term or the then current Removal Term, as the case may be, a written notice specifying that the term of the Executive's employment will not be renewal at the end of the Initial Term or such Renewal Term, as the case may be.
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           (c) The period from July 20, 1998 until August 14, 2000 or, in the event that the Executive's employment hereunder is earlier terminated as provided in Section 7 hereof or renewed as provided in Section 2(b) hereof, such shorter or longer period, as the case may be, is hereinafter called the "Employment Term."

           (d) In the event that the Executive continues in the full-time employ of the Company after the end of the Employment Term (it being expressly understood and agreed that the Company does not now, nor hereafter shall have, any obligation to continue the Executive in its employ whether or not on a full-time basis, after the Employment Term ends), then the Executive's continued employment by the Company shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by the Company at will.

           3. Duties.

           (a) The Executive shall be employed as Senior Vice President and Chief Information Officer of the Company and shall faithfully and competently perform such duties as the Board of Directors of the Company shall from time to time determine, which duties shall be consistent with such position. The Executive shall perform his duties at the offices of the Company in Stamford, Connecticut and/or Champaign, Illinois, with travel to such other locations time to time as the Board of Directors of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and personal days and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full time throughout the Employment Term to the services required of him hereunder. The Executive shall render his services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

           (b) The Executive's duties shall include but not be limited to the following:

               (1) Provide managerial and executive services to the Company.

               (2) Provide management for the product development efforts of the Company.

               (3) Provide a research, development and advisory function to the Company with regards to all technology aspects of servicing the wireless and wireline telecommunications industry.

               (4) Provide support for the development, implementation and distribution of the products and services of the Company.

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               (5) Support and manage the internal and external data processing environments of the Company.

           4. Compensation.

           (a) Salary. As compensation for the complete and satisfactory performance by the Executive of the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a base salary at the annual rate of $150,000 increased (but not reduced) from time to time in such amounts as the Company may, in its reasonable discretion, deem to be appropriate (said amount, together with any such increases, being hereinafter referred to as the "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect. All compensation payable under this Agreement shall be subject to applicable federal and state withholding tax requirements and other deductions approved by the Executive.

           (b) Bonus Payments. For each calendar year during the Employment Term, the Executive is eligible to receive an annual bonus in the reasonable discretion of the Board of Directors subject to the satisfaction of such reasonable performance criteria as shall be established for him with respect to such year.

           (c) Loan. The Company previously has loaned the Executive $24,000 on the commencement of employment and Executive has agreed to repay said loan to the Company, in full, on the earlier of Executive not being employed by the Company or before February 15, 1999, with interest at the rate of 8% per annum, provided however, the Company already has forgiven $17,000 of principal and if Executive is employed by the Company on February 15, 1999, the Company will forgive the remaining $7,000 of principal and all accrued interest, all as more specifically set forth on the promissory note attached hereto.

           5. Benefits. During the Employment Term, the Executive shall:

           (a) be eligible to participate in executive fringe benefits that may be provided by the Company for its executive employees in accordance with the provisions of any such plan, as the same may be in effect from time to time.

           (b) be eligible to participate in any medial and health plans (at no cost to the Executive) or other executive welfare benefit plans that may be provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time.

           (c) be entitled to annual paid vacation in accordance with the Company

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

policy that may be applicable to executive employees from time to time, such vacation to be in no event less than two weeks in each calendar year.

           (d) be entitled to sick leave and sick pay in accordance with any Company policy that may be applicable to executive employees from time to time;

           (e) be entitled to life insurance coverage (payable to his designated beneficiary) of not less than $500,000 and long term disability insurance coverage provided by the Company to executive employees; provided that the Executive shall be entitled to receive term life insurance in an amount equal to that provided other officers;

           (f) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's policies for executive employees;

           (g) received reimbursement for documented and approved expenses related to the relocation of the Executive to Connecticut, which did not exceed $32,0000, provided however, Executive will reimburse the Company for 37% of said expenses, if Executive is not employed by the Company for any reason on February 15, 1999; and

           (h) has received a second mortgage loan in an amount not to exceed $100,000, at 6% per annum, interest only, with principal payments of 20% of the outstanding principal balance and interest prior to the third anniversary of the loan, 40% prior to the 6th anniversary and 100% prior to the 10th anniversary. Said loan will be due in full immediately if Executive ceases to be employed by the Company for any reason. Said loan will have additional terms and conditions customary for mortgage loans in Connecticut.

           6. Stock Plans and Options. During the Employment Term, the Executive shall be eligible to participate in any stock option, incentive and similar plans established by the Company from time to time and at any time and the Company shall grant to the Executive or cause to be granted to him stock options and other benefits similar to the options and benefits granted to other executive officers subject in all cases to the satisfaction by the Executive of the terms and conditions of such plans and to the reasonable exercise by the Board of Directors of any discretion granted to it or them thereunder.

           7.  Termination: Effect of Termination.

           (a) The Executive's employment hereunder shall be terminated upon the occurrence of any of the following:


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               (i) death of the Executive;

               (ii) termination of the Executive's employment hereunder by the Company because of the Executive's inability to perform his duties on account of disability or incapacity for a period of one hundred (100) or more days, whether or not consecutive, or seventy-five (75) consecutive days, occurring within any period of twelve (12) consecutive months;

               (iii) written notice by the Company to the Executive of the termination of his employment hereunder by the Company at any time "for cause,"

               (iv) written notice by the Executive to the Company of the termination of the Executive's employment hereunder by the Executive because of a material diminution of the Executive's duties, authority or responsibility or a materially impairment by action of the Company of his ability to perform his duties or responsibilities, regardless of whether such diminution of duties or impairment is accompanied by a change in the Executive's title of Senior Vice President and Chief Information Officer;

               (v) written notice by the Executive to the Company of a material breach by the Company of any provision of this Agreement if such breach continues for thirty (30) days after written notice thereof to the Company; or

               (vi) written notice by the Executive to the Company of the termination of the Executive's employment hereunder by the Executive at any time for any reason whatsoever (including, without limitation, resignation or retirement) other than a breach of any provision of this Agreement by the Company (as described in clause (iv) above.

The following, and only the following, actions, failures or events by or affecting the Executive shall constitute "cause" for termination within the meaning of clause (iii) above:

(1) conviction of having committed a felony, (2) acts of dishonesty or moral turpitude that are materially detrimental to the Company, (3) willful acts or omissions which the Executive knew were likely to materially damage the business of the Company, (4) failure by the Executive to obey the reasonable and lawful orders of the Board of Directors or the Chief Executive Officer (5) willful breach by the Executive of his obligations under this Agreement, or (6) failure by the Executive to perform duties in accordance with the reasonable directions of the Board of Directors or the Chief Executive Officer.

           (b) In the event that the Executive's employment with the Company is

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terminated by the Executive pursuant to the clause (v) above, then the Company shall pay to the Executive, as severance pay in a single lump sum payment, an amount equal to 12 months of Base Salary within thirty (30) days after the Executive's termination of employment, based on the Executive's Base Salary immediately preceding the event specified in clause (v), without reduction or offset for any other monies which the Executive may thereafter earn or be paid.

           (c) In the event that the Executive's employment with the Company terminates pursuant to clauses (i), (ii) or (iii) above, then notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and Section 8 hereof, the Company shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature by reason of the Executive's cessation of employment (including, without limitation, by reason of termination of the Executive's employment by the Company for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts which may be then otherwise payable to the Executive from the Company's benefit plans or reimbursement policies, if any.

           8. Change in Control.

           (a) In the event of a Change in Control (as hereinafter defined), (i) all unvested stock options and other benefits shall become fully vested and immediately exercisable and shall remain so for a period of six months thereafter or, if longer, for the period during which such option or other benefit would otherwise be exercisable in accordance with its terms or the application plan and (ii) Executive shall be entitled to the compensation provided in Section 7(b) hereof within thirty (30) days after the Change in Control; provided, however, that prior to the occurrence of the Change in Control the Executive may elect to defer payment of any amounts payable pursuant to this Section until the calendar year beginning at least 30 days after the Change in Control.

           (b) Change in Control shall mean (i) any transfer or other transaction whereby the right to vote more than fifty percent (50%) of the then issued and outstanding capital stock of (A) the Company or (B) any subsidiary of the Company to which the Company shall have transferred all or substantially all of its business, is transferred to any party or affiliated group of parties,
(ii) any merger or consolidation of the Company (or a subsidiary of the Company of the type described in clause (i)(B) above) with any other business entity, at the conclusion of which transaction the persons who were holders of all the voting stock of the Company immediately prior to the transaction hold less than fifty percent (50%) of the total voting stock of the successor entity immediately following the transaction, or (iii) any sale, lease, transfer or other disposition of all or substantially all the assets of the Company (or a subsidiary of the type described in clause (i)(B) above).

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           (c) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive
(i) is deemed to be in connection with a Change in Control (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control or any corporation ("Affiliates") affiliated (or which, as a result of the completion of the transactions causing a Change in Control will become affiliated) with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (collectively with the payment sand benefits pursuant to this Agreement if deemed to be paid pursuant to a Change in Control, "Total Payments") and (ii) is determined by the Company's independent certified accounting firm (the "Tax Advisor") that an excise tax is payable by Executive under Section 4999 of the Code, then the Company will pay to the Executive additional compensation which will be sufficient to enable Executive to pay such excise tax as well as the income tax, medicare tax and excise tax on such additional compensation, such that, after the payment of income, medicare and excise taxes, Executive is in the same economic position in which he would have been if the provisions of Section 4999 of the Code had not been applicable. The additional compensation required by this Section 8(c) will be paid to Executive promptly after the date or dates on which the amount of such additional compensation is determinable, in whole or in part by the Tax Advisor.

           9. Restrictions on Executive. During the period commencing on the date hereof and ending one (1) year after the termination of the Executive's employment by the Company for any reason, the Executive shall not directly or indirectly induce or attempt to induce any of the employees of the Company to leave the employ of the Company.

           10. Covenant Not To Compete. During the period commencing on the date hereof, and ending one (10 year after the termination of the Executive's employment due to Sections 7(a)(iii) or 7(a)(vi) hereof, except if termination is a result of a Change in Control, the Executive shall not, except as a passive investor in publicly held companies, or directly or indirectly engage in, associate with, or own or control any interest in, or act as principal, director, officer, agent, or employee of, or consultant to: (i) Cincinnati Bell Information Systems, Systematics, Saville Systems, Cable Services Group, Computer Sciences Corporation, Electronic Data Systems, Alltel, Comsoft, LHS, Danet, Subscriber Computing, HO Software and Baja Systems or their successors or assigns, or (ii) any person, firm or corporation, located in the eastern third of the United States, whose activity is (a) a venture or business, substantially similar to that of Company and/or (b) which is in competition with the Company. Notwithstanding anything to the contrary contained herein, to the extent the Company (i) makes an absolute assignment of the bulk of its assets for the benefit of creditors, (ii) consents to the appointment of a bankruptcy trustee,
(iii) institutes

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bankruptcy proceedings or (iv) experiences a cessation, the provisions of this
Section 10 shall lapse.

           11. Proprietary Information.

           (a) For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of Company or any entity in which Company has an ownership interest that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs, customer information, customer lists, and all methods, concepts or ideas in or reasonably related to the business of Company or any entity in which Company has an interest. The Executive agrees to regard and preserve as confidential all proprietary information, whether he has such information in his memory or in writing or other physical form. The Executive will not, without written authority from Company to do so, directly or indirectly, use for his benefit or purposes, nor disclose to others, either during the term of his employment hereunder or thereafter, except as required by the conditions of his employment hereunder or a otherwise required by law, any proprietary information. The Executive agrees not to remove from the premises of the Company or any subsidiary or affiliate of Company, except as an executive of the Company in pursuit of the business of the Company or any of its subsidiaries , affiliates or any entity in which the Company has an ownership interest, or except as specifically permitted in writing by the Company any document or object containing or reflecting any proprietary information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else during the term of his employment with the Company are the exclusive property of the Company.

           (b) All proprietary information and all of the Executive's interests in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedure, copyrights and developments hereafter to the end of the period of employment hereunder developed by Executive as a result of, or in connection with, his employment hereunder, shall belong to the Company; and without further compensation, but at the Company's expense, forthwith upon request of the Company, Executive shall execute any and all such assignments and other documents and take any and all such other action as the Company may reasonably request in order to vest in the Company all Executive's right, title and interest in and all of the aforesaid items, free and clear of liens, charges and encumbrances.

           (c) The Executive expressly agrees that the covenants set forth in Sections 9, 10, and 11 of this Agreement are being given to the Company in connection with the employment of the Executive by the Company and that such covenants are intended to protect the Company against the competition by the Executive, within the terms

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stated, to the fullest extent deemed reasonable and permitted in law and equity.
In the event that the foregoing limitations upon the conduct of the Executive are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

           12. Injunctive Relief. The Executive acknowledges that the injury to the Company resulting from any violation by him of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, the Company may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

           13. Non-Assignability.

           (a) Neither this Agreement nor any right or interest hereunder shall be assigned by the Executive, his beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. Notwithstanding the foregoing, in the case of a Change in Control, this Agreement and any right or interest of the Company hereunder shall be assignable by the Company without the consent of the Executive; provided, however, that in the event of such an assignment without the consent of the Executive, the Company shall remain liable for the payment of all amounts payable to the Executive hereunder and the transferee shall agree to be bound by all of the provisions hereof in a writing delivered to the Executive.

           (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and no effect.

           14. Binding Effect. Without limiting or diminishing the effect of
Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

           15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to the Executive, at his home address or addresses as either party shall have designated in writing to the other party hereto.

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           16. No Set-Off. The company will pay promptly when due all sums to be paid the Executive under this Agreement without abatement, deduction or reduction of any kind or without any kind of setoff against any such sums; it being the intention of the parties that all such sums shall continue to be payable in all events unless the Company's obligation to pay such sums shall be terminated pursuant to the express provisions of this Agreement.

           17. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

           18. Severability. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

           19. Arbitration. Any controversy, claim, or breach arising out of or relating to this Agreement or the breach thereof may, in the sole discretion of the Company, be settled by arbitration in Stamford, Connecticut in accordance with the rules of the American Arbitration Association and the judgment upon the reward rendered shall be entered by consent in any court having jurisdiction thereof.

           20. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

           21. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

           22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall deemed an original, but all of which together shall constitute one and the same instrument.

           23. General Releases. The parties agree to exchange mutual general releases in the event of a lump sum payment to the Executive pursuant to the Change of

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Control provisions or Section 7(b).

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

INTERNATIONAL TELECOMMUNICATIONS                        EXECUTIVE
DATA SYSTEMS, INC.


By: /s/ Lewis D. Bakes                                  /s/ Kevin M. Piltz
    ---------------------------------                   ------------------------
    Lewis D. Bakes                                      Kevin M. Piltz
    COO


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